UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Grant Street, Suite #720
Denver, CO	80203
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 6, 2014, Lilis Energy, Inc. (the “Company”), entered into a letter agreement (the “Waiver”) with the holders of its 8% Senior Secured Convertible Debentures (the “Debentures”).

As previously disclosed, pursuant to the cross-default provision in the Debentures, the Company’s default on August 15, 2014 under its term loans with Hexagon, LLC constituted a default under the Debentures. As a result of that default, the holders of the Debentures had the right to accelerate collection of any indebtedness, to commence any legal or other action to collect any or all of the indebtedness from the Company, to foreclose or otherwise realize on any or all of the collateral securing the Debentures, and to increase the interest rate under the Debentures to 18%.

Pursuant to the Waiver, the holders of the Debentures agreed to waive any Event of Default (as that term is defined in the Debentures) that may have occurred prior to the date of the Waiver, including, without limitation, any default relating to the Company’s indebtedness to Hexagon, and to rescind and annul any acceleration or right to acceleration that may have been triggered thereby.

In exchange for the Waiver, the Company agreed that T.R. Winston & Company (“TRW”), as representative for the holders of the Debentures, will have the right to nominate two qualified individuals to serve on the Company’s board of directors (the “Board”).

This Current Report on Form 8-K contains only a summary of certain provisions of the Waiver. The summary does not purport to be a complete summary of the Waiver and is qualified in its entirety by reference to the agreement, which is filed hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of D. Kirk Edwards

On October 1, 2014, D. Kirk Edwards informed the Company’s board of directors (the “Board”) of his intent to resign, effective November 1, 2014, from his position as a member of the Board and all positions thereon, for personal and other business reasons. Mr. Edwards served as the Chairman of the Audit Committee, and also as a member of the Compensation Committee.

Appointment of Eric Ulwelling as Chief Financial Officer

On October 1, 2014, the Board appointed Eric Ulwelling, formerly the Company’s Acting Chief Financial Officer, to the position of Chief Financial Officer, effective immediately.

Mr. Ulwelling, age 36, joined the Company in 2012, serving as the Company’s Controller and Principal Accounting Officer until he was appointed to the position of Acting Chief Financial Officer on May 16, 2014. From 2009-2011, Mr. Ulwelling served as a controller with Applied Natural Gas Fuels, Inc. From 2006 to 2009, he worked as an auditor with Singer Lewak, servicing publicly traded companies, and prior to that worked as an auditor with Pannell Kerr Forster. Mr. Ulwelling received a Bachelor of Science in Accounting from California State University of Fullerton, in 2002.

There is no immediate change in Mr. Ulwelling’s compensation or terms of employment other than his new title and duties and responsibilities. There are no family relationships between Mr. Ulwelling and any other officers or directors of the Company requiring disclosure pursuant to Item 404(d) or Regulation S-K. Mr. Ulwelling is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Amendment to Abraham Mirman’s Employment Agreement

On October 1, 2014, the Company entered into an agreement (the “Amendment”) to amend the previously disclosed employment agreement between the Company and Abraham Mirman, the Company’s Chief Executive Officer, originally effective September 16, 2013 (the “Original Agreement”). The Amendment changes the date by which certain performance goals must be achieved (the “Measurement Date”) in order for (i) Mr. Mirman to receive a cash incentive, (ii) the option granted by the Company to Mr. Mirman in connection with the execution of the Original Agreement to vest, and (iii) Mr. Mirman to be entitled to certain benefits upon termination of his employment, in each case as contemplated by the terms of the Original Agreement. Pursuant to the Amendment, the Measurement Date was changed from December 31, 2014 to December 31, 2015.

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Item 9.01	Financial Statements and Exhibits.

       (d) Exhibits.

Exhibit No.	Description
99.1	Letter Agreement with holders of the Company’s 8% Senior Secured Convertible Debentures, dated as of October 6, 2014.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2014	LILIS ENERGY, INC.

	By:	/s/ Eric Ulwelling
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter Agreement with holders of the Company’s 8% Senior Secured Convertible Debentures, dated as of October 6, 2014.

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